Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2013 RESULTS AND ANNOUNCES STOCK SPLIT AND CASH DIVIDEND INCREASE

Mansfield, Ohio – October 25, 2013 – The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the third quarter and nine months ended September 30, 2013.

Net sales during the third quarter 2013 increased 10.4% to $101.2 million compared to $91.6 million during the same period in 2012. Domestic sales increased 18.3% or $10.7 million while international sales decreased 3.3% or $1.1 million. The increase in sales in our water end markets of $1.8 million was primarily due to increased shipments for the agriculture and fire protection markets of $5.6 million, partially offset by decreased shipments for Gulf Coast flood control projects of $3.9 million. Sales in our non-water end markets of $7.7 million increased primarily due to shipments for the OEM market of $4.3 million related to power generation equipment and military applications and for the industrial market of $2.2 million.

Net sales for the nine months ended September 30, 2013 were a record $300.1 million compared to $287.0 million during the same period in 2012, an increase of 4.5%. The increase in water end market sales of $11.5 million was primarily due to shipments for the fire and agricultural markets and for Gulf Coast flood control projects in the first half of 2013. This increase was partially offset by reduced construction market demand for pumps from rental businesses as compared to this market’s strong sales early last year. Increased international shipments for the petroleum market were the major contributor to the increase in our non-water market sales of $1.5 million.

Due to continuing lump-sum retirement payments, the Company recorded a GAAP-required $490,000 non-cash pension settlement charge during the third quarter of 2013 relating to its defined benefit pension plan. The Company has recorded a total of $3.5 million in non-cash pension settlement charges during the first nine months of 2013. These required charges were driven by exceeding the actuarial payments threshold relating to retirees electing to receive lump-sum distributions during 2013. A non-cash pension settlement charge was not required to be recognized in 2012 until the actuarial payments threshold was exceeded in the fourth quarter.

Gross profit was $24.5 million for the third quarter 2013 resulting in gross margin of 24.2% compared to 23.8% in the same period last year. The increase in gross margin was principally due to sales mix changes during the current quarter. Operating income was $12.0 million resulting in operating margin of 11.9% compared to 11.0% in the third quarter 2012. Excluding the pension settlement charge described above, gross margin would have been 24.5% and operating margin would have been 12.4% for the third quarter of 2013.

Net income increased 18.5% during the quarter to $7.9 million compared to $6.7 million in the third quarter 2012 and earnings per share were $0.38 and $0.32 for the respective periods. Excluding the non-cash pension settlement charge of $0.02 per share, earnings would have been $0.40 for the third quarter 2013.

Gross profit was $72.2 million for the first nine months of 2013 resulting in gross margin of 24.1% compared to 24.8% in the same period last year. The decline in gross margin was principally due to the non-cash pension settlement charges described above of 70 basis points plus about 20 basis points due to increases in healthcare costs and depreciation expense. Operating income was $33.8 million resulting in operating margin of 11.3% compared to 12.8% in the first nine months of 2012. Excluding the pension settlement charge, gross margin would have been 24.8% and operating margin would have been 12.4% for the first nine months of 2013.

Net income was $22.9 million during the first nine months of 2013 compared to $24.5 million in the same period last year and earnings per share were $1.09 and $1.17 for the respective periods. Excluding the non-cash pension settlement charge of $2.3 million net of income taxes and equating to $0.11 per share, earnings would have been $1.20 per share for the current nine months.

The Company’s backlog of orders was $190.7 million at September 30, 2013 compared to $146.7 million a year ago and $143.4 million at December 31, 2012. The increase in backlog reflects the award of the Permanent Canal Closure Project (“PCCP”) contract of approximately $60.0 million to supply major flood control pumps to a member of a joint venture construction group for a significant New Orleans flood control project. The pumps are expected to be shipped primarily in the second half of 2014 and first half of 2015.

The Company’s balance sheet continues to remain strong and flexible as cash and short-term investments totaled $33.8 million and short-term bank debt was reduced to $9.0 million at September 30, 2013. Working capital increased 16.6% from December 31, 2012 to a record $129.3 million at September 30, 2013 principally due to increased 2013 net sales and debt reduction. The Company expects net capital expenditures for the fourth quarter of 2013 will be approximately $12.0 million, primarily for machinery and equipment.

Jeffrey S. Gorman, President and CEO said, “We delivered strong third quarter results driven by increased sales and profitability within a difficult business environment, as U.S. and global economic and political uncertainties continue to be a negative influence on capital goods investment within most of our markets. Although our fourth quarter is typically softer seasonally, we remain focused on providing high quality products with timely deliveries and are gaining confidence over the longer term. The PCCP contract should provide a positive impact on sales and earnings as we move into 2014 and 2015.”

At its October 24, 2013 meeting, the Board of Directors of the Company declared a five-for-four split of the Company’s Common Shares in the form of a distribution of one additional Common Share for each four Common Shares previously issued. The distribution will be made on December 10, 2013 to shareholders of record at the close of business on November 15, 2013.

Cash payments will be made to shareholders in settlement of fractional-share interests resulting from the distribution on the basis of the average of the high and low sales price of the Company’s Common Shares on the NYSE MKT Exchange on the record date (or, if there are no sales on the record date, then on the first preceding day on which there were sales), adjusted to reflect the distribution.

Computershare Investor Services, LLC, the Transfer Agent and Registrar for the Common Shares of the Company, will accept instructions from brokers and nominees regarding their requirements for the distribution until December 3, 2013.

After giving effect to the issuance of the additional Common Shares in the distribution, the most recent quarterly cash dividend rate of $0.10 per Common Share on a post-split basis would be equivalent to $0.08 per share.

In an additional action, the Board of Directors of the Company declared a quarterly cash dividend of $0.09 per share on the common stock of the Company, payabl e December 10, 2013, to shareholders of record November 15, 2013. The cash dividend is payable on post-split shares and represents a 12.5% increase over the equivalent post-split dividend paid during the previous quarter. This marks the 255th consecutive dividend paid by The Gorman-Rupp Company and the 41st consecutive year of increased dividends paid to its shareholders.

“Our Board approved a five-for-four stock split at its regular quarterly meeting, which is the tenth split in Gorman-Rupp’s history, and voted to increase our quarterly cash dividend, said Jeffrey S. Gorman, President and CEO. These decisions are responses to our solid earnings, confidence in our continued long-term growth and our strong balance sheet. We believe these actions will reward our shareholders and enhance the investment appeal of our Common Stock.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and expected future business environment; (2) changes in government budgets and in laws and regulations, including taxes; (3) the successful integration of acquisitions; (4) the Company’s future non-cash pension settlement charges; (5) unforeseen delays or disruptions in the New Orleans flood control project; and (6) the Company’s future cash flow and financial condition. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE MKT: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$101,186	$91,626	$300,058	$287,034
Cost of products sold	76,701	69,796	227,868	215,789

Gross profit	24,485	21,830	72,190	71,245
Selling, general and administrative expenses	12,448	11,727	38,379	34,420

Operating income	12,037	10,103	33,811	36,825
Other income (expense) - net	(70)	38	(121)	285

Income before income taxes	11,967	10,141	33,690	37,110
Income taxes	4,021	3,435	10,758	12,595

Net income	$7,946	$6,706	$22,932	$24,515

Earnings per share	$0.38	$0.32	$1.09	$1.17

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$33,815	$20,373
Accounts receivable - net	64,492	58,712
Inventories	81,147	90,898
Deferred income taxes and other current assets	9,195	5,692

Total current assets	188,649	175,675
Property, plant and equipment - net	118,853	123,066
Other assets	6,248	4,156
Goodwill and other intangible assets	31,911	32,286

Total assets	$345,661	$335,183

Liabilities and shareholders’ equity
Accounts payable	$14,554	$14,897
Short-term debt	9,000	22,000
Accrued liabilities and expenses	35,810	27,924

Total current liabilities	59,364	64,821
Pension benefits	3,993	7,517
Postretirement benefits	22,942	22,399
Deferred and other income taxes	5,665	5,727

Total liabilities	91,964	100,464
Shareholders’ equity	253,697	234,719

Total liabilities and shareholders’ equity	$345,661	$335,183

Shares outstanding	21,002,893	20,996,893